Exhibit 99.2

April 25, 2003

Edward J. Swotek, Senior Vice President

Immediately


TierOne Corporation Announces Stock Purchases to Fund Benefit Plan

LINCOLN, NE - April 25, 2003 -- TierOne Corporation (NASDAQ: TONE) ("Company"), the parent holding company for TierOne Bank ("Bank"), announced today that in order to fund its 2003 Recognition and Retention Stock Benefit Plan, the related trust intends to purchase shares of the Company's common stock in the open market with funds contributed by the Company.

Purchases will be made from time to time at the discretion of management of the Company and will amount to up to 903,003 shares, or four percent, of the Company's issued and outstanding common stock.

The Company previously announced that the 2003 Recognition and Retention Plan had been approved by shareholders at the Company's first Annual Meeting of Shareholders held on April 23, 2003.

TierOne Bank, with assets of over $2.1 billion, is the largest financial institution headquartered in Lincoln, Nebraska. It currently operates a network of banking offices in communities located in southwest Iowa, northern Kansas and throughout Nebraska and two loan production offices in Colorado.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:  Edward J. Swotek, Senior Vice President
          Investor Relations Department
          (402)473-6250
          InvestorRelations@tieronecorp.com

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